Exhibit 99.1

Contact:    Christina Cha
Vice President of Corporate Communication
Kennedy Wilson
(310) 887-6294
ccha@kennedywilson.com

9701 Wilshire Blvd. Suite 700
Beverly Hills, CA 90212

FOR IMMEDIATE RELEASE

NEWS RELEASE

KENNEDY WILSON ANNOUNCES REGISTERED EXCHANGE OFFER FOR 8.750% SENIOR NOTES DUE 2019

BEVERLY HILLS, Calif. (May 29, 2013) – Kennedy-Wilson, Inc. (“Kennedy Wilson”), a wholly owned subsidiary of international real estate investment and services firm, Kennedy-Wilson Holdings, Inc. (NYSE: KW), today announced that the company has commenced a registered exchange offer for the $100 million aggregate principal amount of outstanding 8.750% Senior Notes due 2019 (the “Private Notes”) issued on December 6, 2012 in a private placement that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Holders of the Private Notes may exchange them for an equal principal amount of newly issued 8.750% Senior Notes due 2019 (the “Exchange Notes”) in an exchange offer that is registered under the Securities Act pursuant to an effective registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”).
When it issued the Private Notes, Kennedy Wilson agreed to file with the SEC a registration statement relating to the exchange offer under which Kennedy Wilson would offer the Exchange Notes, containing substantially identical terms to the Private Notes, in exchange for Private Notes that are tendered by the holders of those notes.
Private Notes not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement, except in limited circumstances.
The terms of the exchange offer are contained in the exchange offer prospectus and related letter of transmittal.
The exchange offer will expire at midnight, New York City time, in the evening of June 25, 2013, unless extended or terminated. Tenders of the Private Notes must be properly made before the exchange offer expires. Private Notes tendered in the exchange offer may be withdrawn at any time before the expiration time by following the procedures set forth in the exchange offer prospectus.
Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, can be obtained from the exchange agent, Wilmington Trust, National Association, c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1626, Attention: Sam Hamed, (302) 636-6181.
This news release does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities.

The exchange offer will be made only by means of a written prospectus and the related letter of transmittal.
About Kennedy Wilson
Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company offers a comprehensive array of real estate services including auction, conventional sales, property services, research and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the U.S., U.K., Ireland and Japan.
# # #